Deep Discount Advisors, Inc.
1 West Pack Square, Suite 777
Asheville NC 28801  Ph: 828-255-4832

April 3, 2003

DEMAND NET ASSET VALUE FOR YOUR SHARES!

Dear Fellow SMALLCap Fund shareholder,

I am mailing this letter to you because I need your help. The Directors and Adviser that control our Fund have not served the shareholders well over the last two years:

* Portfolio Performance has been Terrible - The Fund's recent annual report shows that the Fund's portfolio under-performed its small-cap benchmark by roughly 20% or about $30,000,000 over the 2001-2002 period. This is significant in a fund whose assets have declined from $150,000,000 in early 2001 to approximately $80,000,000 now. Anyone who has held their shares for the last 1, 3, 5, or 10 years would have under-performed the benchmark for EVERY SINGLE ONE of these periods.

* The Board has been Compromised - Two business associates of the former Chairman of the Fund were appointed to our Board, without shareholder approval, immediately prior to that Chairman being kicked off the Board in last year's annual meeting. These two appointments resulted in a 4 to 3 majority, which shifted control of the Board away from elected Directors pledged to deliver NAV.

* Shareholder Rights have been Taken Away - This razor-thin Board majority has subsequently changed the Fund's by-laws, without shareholder approval, allowing incumbent nominees for Director to remain in office even if their opponents receive far more shareholder votes.

Many shareholders are disgusted by these actions and want out of the Fund. This should be every shareholder's right, in light of what has been done to them. I have asked the current Board majority to immediately announce a tender offer for all shares at full Net Asset Value (NAV). Shareholders who wish to leave should not have to sell their shares at a big discount in the market. (A copy of my letter to the Board is enclosed.)

But the current Board majority, two of whom are up for election at this year's annual meeting, have never responded, even though my clients and I own 37% of the Fund's shares. Furthermore, they are refusing to recognize the Net Asset Value proposal on the green proxy, using yet other "bylaws" as their justification for ignoring shareholder wishes.

This simply is not right. Please join me in demanding that the current Board Immediately announce a tender offer for all shares. Write, fax, and/or call the Fund to let them know what you want. Better yet, tell the Fund's proxy solicitors what you think when they start harassing you. We ought to get something of value out of the $180,000 they are spending on this stupid proxy contest.

Keep in mind that it is our fund, not theirs. They work for us. We have a right to get back what is left of our money, at full asset value. Call me if you have any questions.

                                        Sincerely,

                                        Ron Olin,
                                        Fellow SMALLCap Shareholder


________________________________________________________________________________


                                  Deep Discount Advisors, Inc.
                                  1 West Pack Square, Suite 777
                                  Asheville, NC  28803
                                  Ph: 828-274-1863

March 14, 2003

The Board of Directors
The SMALLCap Fund, Inc.
One South Street
Baltimore, Maryland  21202
Ph: 212-336-4891

Re:  An Open Letter to the Board of the SMALLCap Fund, Inc.

Dear Sirs and Madam:

As you are aware, my clients and I are long-term investors in The SMALLCap Fund Inc. (The Fund), owning a substantial number of shares. Up until this time, we have been passive investors, depending on the skill and competence of the investment adviser (Deutsche Asset Management) and the Board members to deliver value to us and the other shareholders of this closed-end fund. Our sole goal has been to make money on the Fund's shares, along with the other shareholders. We have been strong supporters of the closed-end structure over the years, believing that it gives the greatest flexibility to managers and directors to enhance value to shareholders through superior portfolio performance, judicious expense control, and innovative corporate actions which exploit discounts for the benefit of long-term shareholders.

However, over the last two years, it appears to us that the investment adviser and a slim majority consisting of four of the seven board members have become absorbed in an effort to defend against what they perceive to be a threat to their positions. As a result, they appear to have neglected their proper roles in serving the interests of all shareholders. In addition to tolerating very poor Fund performance against its small-cap benchmark, these individuals have taken a series of actions to eliminate their accountability to shareholders and expose the Fund to expensive and distracting class action law suits from disenfranchised shareholders. Furthermore, all of this has been done while attacking me and other shareholders in the name of "protecting" the fund from a so-called raid on the management contract by one of its own directors, Mr. Bradshaw. The purpose of this letter is to set the record straight and to encourage the above mentioned individuals to focus on their proper responsibilities and abandon efforts to entrench themselves in their positions.

POOR PORTFOLIO PERFORMANCE - Based on information provided in the Fund's most recent annual report, the portfolio performance has been absolutely terrible. The Fund's selected benchmark is the S&P SmallCap 600 Index. In 2001 the Fund lost -9.3% while the benchmark "gained" +6.5%. In 2002 the Fund lost -21.2% while the benchmark lost only -14.6%. This underperformance has cost the shareholders over $30,000,000 over these two years. This is significant in a fund whose assets have declined from $150,000,000 at the beginning of 2001 to about $80,000,000 recently.

The portfolio manager, Ms. Jones, is an "Interested" Director by virtue of her association with Deutsche Asset Management. She also manages a small-cap, open-end fund with similar objectives for this same adviser. Last year she joined the former Board Chairman, Mr. Incandela, in a failed attempt to convince a majority of shareholders to give up the closed-end structure and transfer all of the Fund assets to the open-end fund which she manages. This other fund has suffered equally poor performance and, because of its open-end structure and larger size, would have provided for even less accountability to SMALLCap Fund shareholders.

PACKING THE BOARD - Mr. Incandela is President of Overture Capital Partners, a private equity firm. Last year he and another long-term Director were opposed in their bid for re-election to the Board. Immediately prior to last year's annual meeting, when it was apparent that they were about to be removed from the Board by a vote of the shareholders, this former Chairman convened a special Board meeting. With the support of Ms. Jones, the board was expanded to seven members, and two new directors, Mr. Kuftinec and Mr. Naylor, were appointed to the Board without shareholder approval.

Mr. Kuftinec and Mr. Naylor are managing directors of Overture Capital Partners, the firm of which the former Chairman is the President, and have no previous experience whatsoever with closed-end funds. This all resulted in giving four Directors control of the seven-member board. These four Directors consist of the former Chairman's two business associates, the Portfolio Manager, and Mr. Wood. Mr. Wood is a long-time fellow Director of Mr. Incandela who is not up for election until 2004. He has since assumed Chairmanship of the Board.

The remaining three directors, all of whom were elected by shareholders in the last two years, have had extensive experience as directors of closed-end funds. It is also noteworthy that they have, in the past, replaced managers who had significantly underperformed their benchmarks. Whether they would have ultimately taken such actions in this case or not, it is quite likely that they would have attempted to address the Fund's poor performance. The shareholders who elected them would have had every reason to expect that they would comprise a majority of the Board, and would therefore have been in a position to hold the adviser accountable for the Fund's portfolio performance. On the contrary, packing the Board in the manner described above, with the complicity of the interested Director, may have removed this accountability.

Subsequently, the Board has passed a series of unusual by-laws, without shareholder approval, which have had the effect of limiting the rights of shareholders to elect future directors to the Board. If, as I suspect, these by-laws were secured by a four-to-three vote of the Directors, with the support of the Interested Director, it represents, in my opinion, either an actual or apparent conflict of interest.

PROTECTING THE FUND FROM MR. BRADSHAW - The claimed justification for these bizarre actions centers around "protecting" the Fund from a raid on the management contract by one of the Fund's directors (Mr. Bradshaw) and his management company (Cornerstone Advisors). I know Mr. Bradshaw. Some years ago he used to work for me, and much has been made of the fact that he is married to my wife's sister. His company manages several closed-end funds in which my clients and I own large positions.

Since Mr. Bradshaw formed his own management company, I have supported him on some issues, which made sense to me, and opposed him on others,
which did not.   In three funds, the former advisers asked to be
replaced. In one of those cases the contract went to an outside manager that I recommended, and in the other two cases, Cornerstone Advisors received the contracts after shareholder approval. In another instance, I supported Board decisions to have Cornerstone Advisors replace a manager that had significantly underperformed his large-cap, US equity benchmark. Once, Bradshaw tried to merge two of the funds he managed in order to consolidate their operation. I opposed, voted against, and defeated this merger because it would have had negative tax implications for long-term investors in one of the two funds.

In last year's proxy contest, Bradshaw campaigned in favor of, and voted for, the SMALLCap merger proposal because he felt it would allow exiting shareholders to get out of the fund at a favorable price.
I declined to vote in favor because I felt there were better ways to provide Net Asset Value (NAV) to those who wished to leave without damaging the long-term prospects for those investors who wished to stay. (The current SMALLCap Board majority has both the authority and means to provide NAV to those shareholders desiring to exit the Fund. As they are aware, they can do this at any time through a tender offer for all shares. I respectfully request them to do so immediately. It is the least they can do for disenchanted shareholders, after all the other things they have done to them recently.)

Nevertheless, the bottom line is that Mr. Bradshaw understands closed-end funds and does a competent job managing three large-cap, US equity funds that have (1) consistently met or exceeded their benchmark performance, (2) waived management fees to reduce fund expenses, and
(3) adopted policies that have almost eliminated discounts in two funds and created premiums in the third. (Premiums are far better than getting Net Asset Value for shares.) However, it should be noted that Bradshaw has no experience managing a small-cap portfolio and says he has no desire to do so.

Let us set the record straight. Mr. Bradshaw is a Director of the SMALLCap Fund because his election was recommended by the Fund, on the Fund's 2001 proxy. The Fund 's former Chairman approached me in 2001 and suggested that I agree to vote my shares for both Mr. Wood (the current Board Chairman) and Mr. Bradshaw. He approached me. I did not approach him. It was his idea, not mine. He said he wished to avoid a costly proxy fight with Mr. Bradshaw who, according to the Fund's proxy, "has significant experience serving on the boards of directors of several other closed-end funds" and "after considering Mr. Bradshaw's nomination and qualifications, the Board has determined that the Fund would also benefit from Mr. Bradshaw's service on the Board." He clearly knew of Mr. Bradshaw's history with me and wanted my support for the Fund's proxy.

Then came the terrible 2001 portfolio performance when the Fund underperformed its benchmark by an almost unbelievable 15.8%! (+6.5% for the Benchmark vs. -9.3% for the Fund). In early 2002, Mr. Bradshaw nominated two candidates for director in order to provide "an independent voice on important matters affecting the Fund" (from his proxy). One year after I had been asked to support Mr. Wood and Mr. Bradshaw in the Fund's 2001 proxy, I was unfairly attacked in the Fund's 2002 proxy material because of my past association with Mr. Bradshaw. Extensive, costly solicitation by the fund made the claim that Mr. Bradshaw, with my complicity, was trying to steal the management contract, even though he said he was not interested.

For the record, I understand that Mr. Bradshaw has stated he would not accept the Fund's management contract under any conditions; a position which I fully support. As the Board is well aware, my federal filing last year clearly stated:

"The [Fund's] securities were acquired with the intent to gain a diversified exposure to a portfolio of predominately small-cap securities selected and managed by an investment advisor skilled in that market sector. The reporting person [my firm] is a long term investor that supports the continuation of the current investment objective of the issuer to invest in small-cap securities..."

So that there is no confusion whatsoever, let me now state it even more clearly. "I will not support, and would strongly oppose, now or in the future, any effort to give the investment management contract of the Fund to Mr. Bradshaw or his investment advisory company." Any representation to the contrary in the Fund's proxy materials, particularly without reference to my unequivocal position on this matter, is materially misleading to the Fund's shareholders.

One can not help but suspect that this is all a "Red Herring" and that the real fear is that the shareholders, through new Directors, will demand accountability for poor Fund performance.

DISENFRANCHISING SHAREHOLDERS - Last year the shareholders sorted through all the name-calling and voted. They threw out the former Chairman by a large vote margin and elected Mr. Bradshaw's nominees. Having recently elected three new directors of the five in office, the shareholders might have assumed they would finally get accountability. Instead, in one of the most blatant, cynical acts in disregard of shareholder wishes that I have ever observed, the about-to-be-defeated Chairman circumvented the will of the shareholders. With the support of the aforementioned interested Director and Portfolio Manager, he packed the Board with two of his business associates, perpetuating a razor thin 4 to 3 majority.

As if this were not enough, this Board then passed a series of bizarre by-laws, without shareholder approval, which limit the rights of shareholders to elect any future directors to the Board. One such by-law gives exclusive authority to the Board majority to screen future opposing director candidates and refuse to allow the candidacy of anyone they consider, in their judgment, to be inappropriate. A later, second by-law requires that no Director can unseat an existing Director unless he receives the vote of a majority of all shares outstanding. Since it is rare that more than 65% of shares are even voted in a contested election, this means that the opposition candidate would have to secure at least 10 of every 13 votes cast to unseat an incumbent. The incumbent would need to only receive a small fraction of the votes actually cast to keep his position, and presumably would have the full resources of the Fund in an expensive proxy contest in order to achieve the necessary blocking votes.

In my opinion, these extreme, Draconian machinations expose the Fund and Deutsche Asset Management to expensive, distracting, and time-consuming class-action law suits by disenfranchised current and former shareholders. For example, well-known closed-end activist Philip Goldstein and New York attorney Gregory Keller have recently been successful in their law suit against Lincoln National Convertible Securities Fund, which took far less egregious actions against the rights of their shareholders. To its credit, that fund turned over a new leaf, declassified their Board of Directors, contacted and solicited the advice of their largest shareholders, and offset some of the large legal expenses by reducing the adviser's management fee. One would only wish they had seen the light earlier. Perhaps that is the lesson that should be heeded by the adviser and some of the current Directors of the SMALLCap Fund.

IT'S NOT TOO LATE - We respectfully ask the current Board majority and Deutsche Asset Management to step back from the path they are pursuing and put the shareholders first. Quit picking fights with some shareholders and misleading others. Offer an exit, at full asset value, to everyone who wants to cash out, and give the Fund back to those who wish to remain. Reverse the unilateral actions taken to disenfranchise shareholders, which expose the Fund, its adviser, and some of its Directors to costly legal challenges. Address the Fund's portfolio performance problems and fix them. Accept accountability to the shareholders and seek their advice. Even at this late date, it is not too late to do the right thing.

                                      Sincerely,

                                      Ronald G. Olin
                                      President, Deep Discount Advisors